As filed with the Securities and Exchange Commission on August 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Brag House Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42525	87-4032622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

45 Park Street

Montclair, NJ 07042

Telephone: (413) 398-2845

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lavell Juan Malloy, II
Chief Executive Officer
Brag House Holdings Inc.
45 Park Street,
Montclair, NJ 07042
(413) 398-2845

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph M. Lucosky, Esq.
Steven A. Lipstein, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated: August 11, 2025

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Up to 32,904,677 Shares of Common Stock offered by the Selling Stockholders

This prospectus relates to the resale, from time to time, of up to 32,904,677 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Brag House Holdings, Inc. (the “Company”), by the selling stockholders identified in this prospectus under the section “Selling Stockholders” (the “Offering”) pursuant to: (i) a Securities Purchase Agreement dated July 24, 2025 (the “Securities Purchase Agreement”) with twelve accredited investors (the “Investors”), whereby we issued to the Investors: (i) 15,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share, of Brag House Holdings, Inc. (“Series B Preferred Stock”), with each share of Series B Convertible Preferred Stock convertible into approximately 1,061.5711 shares of Common Stock, for an aggregate of 15,923,567 shares of Common Stock (the “Conversion Shares”) at a conversion price of $0.942 per share of Series B Preferred Stock; and (ii) a warrant (the “PIPE Warrants”) to purchase up to an aggregate of 15,923,567 shares of Common Stock (the “Warrant Shares”) for a term of five years, at an exercise price of $0.817 per share, subject to beneficial ownership limitations set by the holder and certain adjustments. The purchase price for one unit (consisting of one share of Series B Convertible Preferred Stock convertible into approximately 1,061.5711 shares and the same number of PIPE Warrants) was $1,000.

In connection with the Offering, on July 24, 2025, Brag House Holdings, Inc. entered into a Placement Agency Agreement with Revere Securities LLC (the “Placement Agent”), in which the Placement Agent served as the placement agent in the Offering, and the Company, as part of the compensation payable to the Placement Agent for services provided by the Placement Agent to the Company in the Offering, issued a warrant (the “Placement Agent Warrants” and, collectively with the PIPE Warrants, the “Warrants”), to purchase an aggregate of 1,057,543 shares of Common Stock (the “Placement Agent Warrant Shares” and, collectively with the Conversion Shares and the Warrant Shares, the “Shares”) at an exercise price of $0.817 per share, subject to certain adjustments.

We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of any Conversion Shares, Warrant Shares or Placement Agent Warrant Shares by the applicable Selling Stockholders. We would, however, receive proceeds from any Warrants that are exercised through the payment of the exercise price in cash of such Warrants, in a maximum amount of up to approximately $13,873,567. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company”, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Our Common Stock is listed on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “TBH.” On August 8, 2025, the last reported sale price of our Common Stock on Nasdaq was $1.27 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	overall strength and stability of general economic conditions and of the esports industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we make available for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain proper and effective internal controls;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with, and the outcome of any known or unknown litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●	other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”).

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. You should review the factors and risks and other information we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section titled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Brag House” “the Company,” “we,” “us” and “our” refer to Brag House Holdings, Inc.

Corporate Overview

Brag House is a mission-driven organization that utilizes a diversified business strategy to operate a vertically integrated platform designed for casual college gamers to drive community-driven gaming experiences anchored in the college sports culture, while creating authentic pathways for brands to connect with our Gen Z audience.

Brag House is a Delaware corporation formed in December 2021. Our founders developed the idea for the Brag House platform in 2018, when our Chief Executive Officer Lavell Juan Malloy, II and co-founder, Chief Operating Officer Daniel Leibovich recognized a need in the gaming industry for an esports platform focused specifically on the casual college gamer, and formed our indirect wholly-owned subsidiary, BHI. At that time, our co-founders believed that a significant amount of industry resources were focused predominantly on competitive and professional gamers, much to the detriment of casual gamers, generally, and casual college gamers, specifically. In the years ensuing, we have maintained our focus on the casual college gaming segment and believe we are developing a first-of-its-kind digital platform for casual college gamers to compete, support their team, banter in a safe environment and win prizes. Our vertically integrated approach combines gamer recruitment, facilitation of community engagement and content creation, live-stream production and tournament host activities.

We believe we are creating a new sports entertainment medium for Gen Z to engage through gaming by merging gameplay with school spirit in Brag House and student-led activations and tournaments tied to college rivalries with Brag House features and capabilities such as our Bragging Functionality, Loyalty Tokens reward system, and brand-sponsored content and prizes. The growth of our platform since our inception is encouraging, and we believe we are strongly positioned to capitalize on a large portion of the available gaming market. We experienced strong community growth since we launched through June 30 , 2025, reaching nearly 1,400,000 video views of our Brag House Content on video platforms including X (formerly known as Twitter), TikTok, Meta, Twitch and YouTube, which represent a 107 % increase in views year-over-year from 2020 to 2025 . We have also generated nearly 8.5  million impressions and video views since inception, which represents approximately a 45 % increase year-over-year from 2020 to 2025 . Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per live stream across over 290,000 live views, which represents nearly a 1.75X increase compared to the industry benchmark of 11 minutes. This growth suggests that Brag House has the potential to become an important component of the infrastructure for everyday gamers which, in turn, will lead to accretive synergies in the greater esports ecosystem. In addition, our digital properties, including our mobile application and website, provide a level of scale which brings players and spectators together across the United States, both digitally and physically. As the world works to return to a state of normalcy from the impact of COVID-19, we believe live experiences will provide another source of connection to augment our digital experience. We believe this dynamic, coupled with our personalized experiential framework, offers a uniquely authentic and differentiated channel for advertisers to utilize, making the otherwise elusive demographic of Gen Z and Millennial gamers and streamers accessible at scale.

We are focused on creating an organic and inclusive community which facilitates personalized experiences. We believe our experiential framework offers a more authentic and differentiated channel for advertisers to utilize, making the otherwise elusive demographic of gamers and streamers accessible at scale to ourselves and our partners. We do this by offering brand sponsors and advertisers an exclusive marketing channel to reach elusive Gen Z and Millennial gamers and creators, while offering players ways to access exclusive tournaments and programming.

In May 2025, we launched the first activation under our strategic partnership with Learfield. This activation were for students at the University of Florida. We believe this partnership gave us access to media rights and assets across nearly 200 universities, enabling physical and digital activations. These activations will integrate sponsorship branding and messaging across our platform and universities’ assets with pricing and value delivery defined through a structured commercial model.

In July 2025, we executed the second activation under our strategic partnership with Learfield, expanding on the success of our initial May 2025 event. This activation was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event incorporated university-branded content and featured participation from student-athletes, further aligning with our Name, Image, and Likeness (“NIL”) engagement strategy. We believe this activation demonstrated our ability to scale digital experiences across collegiate communities and reinforced our commercial model for integrating sponsorship, branded content, and fan engagement at the intersection of gaming and college sports.

Additionally, we are advancing a data monetization strategy. The goal is to develop a proprietary machine learning-based SaaS platform designed to offer anonymized predictive data insights into Gen Z behavior for brand clients. Development began post-IPO, in March 2025, with a beta version expected in Q3 2026.

Reverse Stock Split

On October 11, 2024, we filed an amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1 for 2.43615 consolidation of our issued and outstanding Common Stock and Preferred Stock (the “Reverse Stock Split”). Any future redemption of stock options or warrants for options or warrants that were granted prior to October 11, 2024 will also reflect the Reverse Stock Split. The Company is in the process of paying for the Fractional Shares, which total $85.81, to its shareholders that were affected by the Reverse Stock Split. Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenues; the date we qualify as a “large accelerated filer”; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our first sale of common equity securities pursuant to a U.S. registration.

As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the SEC; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

We were formed as a Delaware corporation in December 2021.

Brag House, Inc. (“BHI”), the Company’s wholly owned indirect subsidiary and the entity through which our operations are primarily conducted, was formed as a Delaware corporation in February 2018.

On June 11, 2021, Brag House, Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 – 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (“UK Reorganization”).

Following the UK Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that an initial public offering in the United States and concurrent listing on The Nasdaq Stock Market (“Nasdaq”) be pursued. To effect that proposed initial public offering and listing on Nasdaq, in December 2021, the Company was formed. On February 8, 2022, the Company approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (“U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company.

We anticipate that BHL will be wound down and dissolved as soon as reasonably practicable.

Our principal executive offices are located at 45 Park Street, Montclair, NJ 07042 and our telephone number is 413-398-2845. Our website address is www.braghouse.com. The investor relations portion of our website is available at corp.braghouse.com. The references to our website addresses do not constitute incorporation by reference of the information contained at or available through our websites, and you should not consider it to be a part of this prospectus. We have included our website addresses in this prospectus solely as inactive textual references.

THE OFFERING

Issuer	Brag House Holdings, Inc.

Shares of Common Stock offered by us	None.

Shares of Common Stock offered by the Selling Stockholders	32,904,677 (1) shares

Shares of Common Stock outstanding before the Offering	10,822,588 shares

Shares of Common Stock outstanding after completion of this Offering assuming the sale of all shares offered hereby	43,727,265 shares

Use of Proceeds	We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. We would, however, receive proceeds from any Warrants that are exercised through the payment of the exercise price in cash of such Warrants, in a maximum amount of up to approximately $13,873,567.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

(1)	Assumes (i) the conversion of the Series B Preferred Stock at a conversion price of $0.942 per share, (ii) the exercise of the PIPE Warrants exercisable into 15,923,567 shares of the Company’s Common Stock at an exercise price of $0.817 per share, and (iii) the exercise of the Placement Agent Warrants exercisable into 1,057,543 shares of Common Stock at an exercise price of $0.817 per share.

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors set forth below and incorporated by reference in this prospectus from our Annual Report, and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q, and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

We have not produced significant revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

Our operations since inception have produced limited revenues and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company operating in a rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred operating losses to date and it is possible we may never generate a profit. Our financial statements included in our Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. If we are unable to raise sufficient capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy. We incurred a net loss of $1,067,673 and $1,034,161 for the three months ended March 31, 2025 and 2024, respectively, and $3,288,519 and $4,672,348 for the years ended December 31, 2024 and 2023, respectively. Our accumulated deficit was $15,715,375 and $14,647,702 as of March 31, 2025 and December 31, 2024, respectively.

The net loss of $1,067,673 for the three months ended March 31, 2025 included interest expense and amortization of debt discount of $337,928 and $100,781, respectively. These specific expenses have not been incurred starting in Q2 2025 due to the conversion, at the closing of the IPO, of all of the Original Issue Discount Convertible Promissory Notes outstanding prior to the IPO. While the Company may incur debt within the next 12 months, the Company does not expect interest expense and amortization of debt discount to be as high in 2025 as it was in 2023 and 2024.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition.

If our esports platform does not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the desilting of our securities.

Our common stock is currently listed on the Nasdaq Capital Market. Continued listing of a security on Nasdaq Capital Market is conditioned upon compliance with various continued listing standards. In the past, we have received notices from Nasdaq’s Listing Qualifications Department indicating that we had not complied with certain of the Nasdaq Capital Market’s continued listing standards. A delisting could substantially decrease trading in our common stock, adversely affect the market liquidity of our common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, and employees and lead to fewer business development opportunities. Additionally, the market price of our common stock may decline further, and stockholders may lose some or all of their investment.

In the event of a delisting, we anticipate that we would take actions to restore our compliance with the Nasdaq Capital Market or another national exchange’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to regain listing on the Nasdaq Capital Market, stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq Capital Market’s minimum bid price requirement, or prevent future non-compliance with the Nasdaq Capital Market or another national securities exchange’s listing requirements.

You will experience immediate and substantial dilution.

Since the price per share of the Common Stock being offered is substantially higher than the net tangible book value per share of the Common Stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The exercise of our outstanding stock options and warrants could result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Our stockholders may be subject to dilution resulting from future offerings of common stock by us.

We may raise additional funds in the future by issuing common stock or equity-linked securities. Holders of our securities have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our capital stock is warranted, the price at which such issuance is to be effected and the other terms of any future issuance of capital stock. In addition, additional common stock will be issued by us in connection with the exercise of options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities.

There are risks, including stock market volatility, inherent in owning the Common Stock.

The market price and volume of the Common Stock have been, and may continue to be, subject to significant fluctuations. These fluctuations may arise from general stock market conditions, the impact of risk factors described herein on our results of operations and financial position, or a change in opinion in the market regarding our business prospects, financial performance and other factors.

The Selling Stockholders may sell their shares of Common Stock in the open market, which may cause our stock price to decline.

The Selling Stockholders may sell their shares of Common Stock being registered in this offering in the public market. That means that up to 32,904,677 shares of Common Stock, the number of shares being registered in this offering for sale by the Selling Stockholders, may be sold in the public market. Such sales will likely cause our stock price to decline.

Sale of our common stock by the Selling Stockholders could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our Common Stock caused by the sale of material amounts of Common Stock could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Common Stock.

USE OF PROCEEDS

We are not selling any securities in this prospectus. All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders. We may receive proceeds from future cash exercises of the Warrants, which, if exercised in cash at the current exercise price with respect to all 16,981,110 shares of Common Stock, would result in gross proceeds of approximately $13,873,567 to us.

DILUTION

The issuance of our Common Stock to the selling stockholders will have a dilutive impact on our stockholders.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding on March 31, 2025. As of March 31, 2025, we had a historical net tangible book value of $1,446,355, or $0.13 per share of Common Stock.

After giving effect to the issuance of 32,904,677 shares of our Common Stock to the Selling Stockholders, and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of March 31, 2025 would have been approximately $28,998,716, or $0.66 per share. This represents an immediate increase in net tangible book value of $0.53 per share to existing stockholders and an immediate dilution of $0.28 per share to new investors.

The following table illustrates this per share dilution:

Net tangible book value per share as of March 31, 2025	$0.13
Increase in net tangible book value per share attributable to the effect of this offering		$0.53
As adjusted net tangible book value per share after giving effect to this offering		$0.66
Dilution in net tangible book value per share to new investors		$0.28

The calculations above are based on 10,723,908 shares of our Common Stock outstanding as of March 31, 2025.

PRIVATE PLACEMENT OF SERIES B PREFERRED STOCK AND WARRANTS

On July 24, 2025, we entered into a Securities Purchase Agreement with the Investors for the private placement of 15,000 shares of Series B Convertible Preferred Stock, convertible into an aggregate of 15,923,567 shares of our Common Stock at a conversion price of $0.942 per share, and PIPE Warrants, each having the right to purchase one share of Common Stock, to acquire up to an aggregate of 15,923,567 shares of Common Stock. The purchase price for one share of Series B Convertible Preferred Stock convertible into approximately 1,061.5711 shares and a warrant to purchase the same number of shares was $1,000. The Private Placement closed on July 24, 2025 with aggregate gross proceeds totaling approximately $15 million to us, before deducting placement agent fees and other expenses.

The PIPE Warrants have an exercise price of $0.817 per share. Each PIPE Warrant is exercisable immediately and will expire five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise of the PIPE Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to limited exceptions, the Investors may not exercise any portion of the PIPE Warrants to the extent that the Investors would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding Common Stock after exercise. In the event of certain fundamental transactions, the holders of the PIPE Warrants will have the right to receive the Black Scholes Value (as defined in the PIPE Warrants) of its PIPE Warrants calculated pursuant to a formula set forth in the PIPE Warrants, payable in cash. There is no trading market available for the PIPE Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the PIPE Warrants on any securities exchange or nationally recognized trading system.

Pursuant to the Amendment to Placement Agent Agreement, dated as of July 31, 2025, for a period of eighteen (18) months after the closing date, the Placement Agent shall have the right of first refusal to participate with respect to any offering involving (i) future equity or equity-linked securities of the Company or (ii) debt of the Company, which is convertible into equity or in which there is an equity component.

Revere Securities, LLC acted as placement agent in connection with the Offering pursuant to that certain Placement Agency Agreement dated as of July 24, 2025, between us and the Placement Agent, pursuant to which we paid the Placement Agent (i) a cash fee equal to 8.00% of the aggregate gross proceeds from the sale of the shares of the Series B Preferred Stock in the Offering, provided, however, that the cash fee for the proceeds that were not sourced by the Placement Agent was 6.00% and (ii) reimbursement for certain of out-of-pocket expenses, including (a) legal fees of $150,000 and (b) up to $50,000 in documented out-of-pocket expenses incurred in connection with the Offering, excluding legal fees. In addition, we issued to the Placement Agent or its designees the Placement Agent Warrants to purchase up to an aggregate of 1,057,543 shares of Common Stock (6.0% of 10,817,123 and 8.0% of 5,106,444 shares of Common Stock sold in the Offering). The Placement Agent Warrants have identical terms as the PIPE Warrants.

SELLING STOCKHOLDERS

We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued to the Selling Stockholders, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the Shares of our Common Stock by the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholders have the right to acquire immediately, including upon exercise of any Warrants).

The third column lists the Shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire immediately, including upon exercise of any Warrants), assuming the sale of all of the Shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 9.99% of the equity interests of a class that is registered under the Exchange Act that is outstanding at such time. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of July 31, 2025, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our Common Stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering	Shares Offered Hereby	Number of Shares Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering
Revere Securities LLC(2)	0	1,057,543	0	0%
Erica Groussman(3)	0	1,061,572	0	0%
420 Investments Group, LP(4)	0	7,494,692	0	0%
420 Investments LLC(5)	0	14,139,554	0	0%
Adam Cavise(6)	0	711,826	0	0%
Akaa Family LLLP(7)	0	2,123,142	0	0%
Baja Portfolios LLC(8)	0	106,156	0	0%
Eleven Ventures LLC(9)	0	4,246,284	0	0%
Francis Ong(10)	0	212,314	0	0%
Jim McCabe(11)	0	1,061,572	0	0%
Tiger Capital Puerto Rico LLC(12)	0	212,314	0	0%
Turnpoint Capital LLC(13)	0	318,472	0	0%
William Moreno(14)	0	159,236	0	0%

(1)	This column assumes full conversion or exercise of the Series B Preferred Stock and Warrants owned by the Selling Stockholders into or for shares of Common Stock offered hereby and the subsequent sale of all such shares of Common Stock.

(2)	Based upon information provided by Revere Securities LLC (“Revere”), Revere is the beneficial owner of Placement Agent Warrants to purchase 1,057,543 shares of Common Stock. Revere has a limitation on the amount of its beneficial ownership pursuant to the placement agent common stock purchase warrant agreement with the Company pursuant to which Revere will not exercise its Placement Agent Warrants if, following such exercise, Revere would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. William Moreno, the Executive Chairman of Revere, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Revere is 560 Lexington Avenue – 16th Floor, New York, NY 10022.

(3)	Based upon information provided by Erica Groussman, Erica Groussman is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $500,000 convertible into 530,786 shares of Common Stock, and PIPE warrants to purchase up to 530,786 shares of Common Stock. Erica Groussman has a limitation on the amount of her beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Ms. Groussman will not exercise her PIPE Warrants if, following such exercise, Ms. Groussman would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. The securities are directly held by Erica Groussman. The address of Erica Groussman is 6203 Laguna Path N, Miami Beach, FL 33141.

(4)	Based upon information provided by 420 Investments Group, LP, 420 Investments Group, LP is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $3,530,000 convertible into 3,747,346 shares of Common Stock, and PIPE warrants to purchase up to 3,747,346 shares of Common Stock. 420 Investments Group, LP has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which 420 Investments Group, LP will not exercise its PIPE Warrants if, following such exercise, 420 Investments Group, LP would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Brad Morris, the Co-Manager of 420 Investments Group, LP, exercises voting and dispositive power over the shares being offered under this prospectus. The address of 420 Investments Group, LP is 1999 Bryan St., Suite 900, Dallas, TX 75201.

(5)	Based upon information provided by 420 Investments LLC, 420 Investments LLC is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $6,659,730 convertible into 7,069,777 shares of Common Stock, and PIPE warrants to purchase up to 7,069,777 shares of Common Stock. 420 Investments LLC has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which 420 Investments LLC will not exercise its PIPE Warrants if, following such exercise, 420 Investments LLC would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Brad Morris, the Co-Manager of 420 Investments LLC, exercises voting and dispositive power over the shares being offered under this prospectus. The address of 420 Investments LLC is 1999 Bryan St., Suite 900, Dallas, TX 75201.

(6)	Based upon information provided by Adam Cavise, Adam Cavise is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $335,270 convertible into 355,913 shares of Common Stock, and PIPE warrants to purchase up to 355,913 shares of Common Stock. Adam Cavise has a limitation on the amount of his beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Mr. Cavise will not exercise his PIPE Warrants if, following such exercise, Mr. Cavise would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. The securities are directly held by Adam Cavise. The address of Adam Cavise is 18 Edgewood Road, Rumson, NJ 07760.

(7)	Based upon information provided by Akaa Family LLLP, Akaa Family LLLP is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $1,000,000 convertible into 1,061,571 shares of Common Stock, and PIPE warrants to purchase up to 1,061,571 shares of Common Stock. Akaa Family LLLP has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Akaa Family LLLP will not exercise its PIPE Warrants if, following such exercise, Akaa Family LLLP would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Anthony Perera, the Manager of Akaa Family LLLP, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Akaa Family LLLP is 1250 S. Pine Island Road, Suite 500, Plantation, FL 33323.

(8)	Based upon information provided by Baja Portfolios LLC, Baja Portfolios LLC is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $50,000 convertible into 53,078 shares of Common Stock, and PIPE warrants to purchase up to 53,078 shares of Common Stock. Baja Portfolios LLC has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Baja Portfolios LLC will not exercise its PIPE Warrants if, following such exercise, Baja Portfolios LLC would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Richard Steinberg, the Managing Manager of Baja Portfolios LLC, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Baja Portfolios LLC is 205 E. 92nd Street, Suite 19G, New York, NY 10128.

(9)	Based upon information provided by Eleven Ventures LLC, Eleven Ventures LLC is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $2,000,000 convertible into 2,123,142 shares of Common Stock, and PIPE warrants to purchase up to 2,123,142 shares of Common Stock. Eleven Ventures LLC has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Eleven Ventures LLC will not exercise its PIPE Warrants if, following such exercise, Eleven Ventures LLC would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Hartley Yale Wasko, the CEO of Eleven Ventures LLC, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Eleven Ventures LLC is 463 Adams Street, Denver, CO 80206.

(10)	Based upon information provided by Francis Ong, Francis Ong is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $100,000 convertible into 106,157 shares of Common Stock, and PIPE warrants to purchase up to 106,157 shares of Common Stock. Francis Ong has a limitation on the amount of his beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Mr. Ong will not exercise his PIPE Warrants if, following such exercise, Mr. Ong would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. The securities are directly held by Francis Ong. The address of Francis Ong is 1907 Clintonville Street, Whitestone, NY 11357.

(11)	Based upon information provided by Jim McCabe, Jim McCabe is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $500,000 convertible into 530,786 shares of Common Stock, and PIPE warrants to purchase up to 530,786 shares of Common Stock. Jim McCabe has a limitation on the amount of his beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Mr. McCabe will not exercise his PIPE Warrants if, following such exercise, Mr. McCabe would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. The securities are directly held by Jim McCabe. The address of Jim McCabe is 1907 Clintonville Street, Whitestone, NY 11357.

(12)	Based upon information provided by Tiger Capital Puerto Rico LLC, Tiger Capital Puerto Rico LLC is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $100,000 convertible into 106,157 shares of Common Stock, and PIPE warrants to purchase up to 106,157 shares of Common Stock. Tiger Capital Puerto Rico LLC has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Tiger Capital Puerto Rico LLC will not exercise its PIPE Warrants if, following such exercise, Tiger Capital Puerto Rico LLC would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Alan Masley, the Managing Member of Tiger Capital Puerto Rico LLC, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Tiger Capital Puerto Rico LLC is 1357 Ashford Ave, Suite 2-267, San Juan, PR 00907.

(13)	Based upon information provided by Turnpoint Capital LLC, Turnpoint Capital LLC is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $150,000 convertible into 159,236 shares of Common Stock, and PIPE warrants to purchase up to 159,236 shares of Common Stock. Turnpoint Capital LLC has a limitation on the amount of its beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Turnpoint Capital LLC will not exercise its PIPE Warrants if, following such exercise, Turnpoint Capital LLC would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. Daniel Schmidt, the CIO of Turnpoint Capital LLC, exercises voting and dispositive power over the shares being offered under this prospectus. The address of Turnpoint Capital LLC is 16 Banksville Road, Armonk, NY 10504.

(14)	Based upon information provided by William Moreno, William Moreno is the beneficial owner of Series B Preferred Stock at an aggregate principal amount of $75,000 convertible into 79,618 shares of Common Stock, and PIPE warrants to purchase up to 79,618 shares of Common Stock. William Moreno has a limitation on the amount of his beneficial ownership in the Securities Purchase Agreement with the Company pursuant to which Mr. Moreno will not exercise his PIPE Warrants if, following such exercise, Mr. Moreno would own more than 4.99% of the Company’s issued and outstanding shares of Common Stock. The securities are directly held by Mr. Moreno. The address of William Moreno is P.O. Box 198, Laurel, NY 11948.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Second Amended and Restated Bylaws (“Bylaws”), copies of which are filed as exhibits to our Annual Report filed with the SEC on May 7, 2025, and the forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

General

As of the date of this prospectus, the Company’s common stock, par value $0.0001 is the only class of securities currently registered under Section 12 of the Exchange Act. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TBH.”

The Company is authorized to issue an aggregate of 275,000,000 shares of capital stock. The authorized capital stock is divided into 250,000,000 shares of common stock having a par value of $0.0001 per share and 25,000,000 shares of preferred stock having a par value of $0.0001 per share, of which 15,000 shares are designated as the Series B Convertible Preferred Stock. As of August 4, 2025, there were 10,822,588 shares of Common Stock issued and outstanding and 15,000 shares of Series B Convertible Preferred Stock issued and outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of the board of directors, the holders of outstanding shares of Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock is entitled to one vote. Under our second amended and restated bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of the votes cast, which means the nominees receiving the highest number of “for” votes are elected. Stockholders do not have cumulative voting rights.

Dividends. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Rights and Preferences. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock are fully paid and nonassessable.

●	the redemption or repurchase rights and price or prices, if any, for shares of the series;

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Description of Series B Convertible Preferred Stock

Stated Value

The stated value of the Series B Convertible Preferred Stock shall be $1,000 per share.

Dividend Rights

Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock shares are not entitled to any voting rights other than any vote required by law or the Company’s Certificate of Incorporation.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law (the “DGCL”) contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any merger or consolidation involving the corporation and the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Potential Effects of Authorized but Unissued Stock

Pursuant to our Certificate of Incorporation, we have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing our Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

National Securities Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “TBH.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees or other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices or negotiated prices. The Selling Stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per security;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, we will file a supplement to this prospectus, if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of Common Stock or interests in shares of Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such Selling Stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on May 7, 2025.

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on July 18, 2025.

●	our Current Reports on Form 8-K filed with the SEC on May 14, 2025, May 16, 2025, May 30, 2025, June 16, 2025, June 25, 2025, July 22, 2025, and July 30, 2025.

All other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that this registration statement becomes effective and after the date of this prospectus but before the termination of the offering of the securities described in this prospectus shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Brag House Holdings Inc.

Attn: Lavell Juan Malloy, II

Chief Executive Officer

45 Park Street

Montclair, NJ 07042

Telephone: (413) 398-2845

You may also access these filings on our website at www.braghouse.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at www.braghouse.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The audited annual consolidated financial statements of Brag House Holdings, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Marcum LLP, our former independent registered public accounting firm, which includes an explanatory paragraph as to our ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing. The 2024 and 2023 audited annual consolidated financial statements of Brag House Holdings, Inc. as of and for the years ended December 31, 2024 and 2023, have been audited by Marcum LLP, our former independent registered public accounting firm.

Up to 32,904,677 Shares of Common Stock

PROSPECTUS

The date of this prospectus is          , 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$5,793.36
Legal fees and expenses	35,000
Accounting fees and expenses	25,000
Total expenses	$65,793.36

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or in the case of an officer, a breach of fiduciary duty in any action by or in the right of the corporation. Our Certificate of Incorporation provides that no director or officer shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and second amended and restated bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and second amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and second amended and restated bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued the following securities, which were not registered under the Securities Act.

Original Issue Discount Convertible Promissory Notes

From 2022 through 2024, the Company issued convertible debt in the form of original issue discount convertible promissory notes. These notes provided investors with a 20% discount on their investment amount. A total of $2,288,884 was received by the Company as of May of 2024 with a total discount of $572,221, resulting in the issuance of notes with an original principal amount of $2,861,105. The original principal balance was then further increased due to loan extensions fees totaling $2,861,406 - which resulted in a total principal amount due to noteholders at December 31, 2024 of $5,722,511. A total of $888,893 was accrued in interest through 2024. In addition, the note holders were issued a total of 76,110 shares of Common Stock as settlement of equity kicker shares that were due to investors for amounts totaling $186,775.

All of these notes from 2022 through 2024 were converted into shares of Common Stock in March of 2025 following the closing of our IPO. The note holders were issued a total of 1,912,176 shares.

An additional accrual of interest through the date of the IPO, March 7, 2025, was recorded as of March 7, 2025 for $103,101 to be converted into 29,660 shares of Common Stock. In April of 2025, 29,305 of these shares were granted. The remaining 355 shares are pending to be issued and the balance of the accrued interest for the shares that were not yet granted, $1,234, is recorded as a share payable balance until granted.

Original Issue Discount Convertible Promissory Note - December 2024

In December of 2024, the Company raised $25,000 from a short-term promissory note which has a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s price per share at the IPO, which was at $4.00 per share. This resulted in shares payable of 1,875, which are valued at $4.00 per share as of the issuance date These shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025.

Similar to this loan, the Company raised an additional $150,000 from two short-term promissory notes during 2025 which have a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of April 10, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $45,000 each for a total discount on debt of $90,000. The issuance of this loan resulted in an additional 11,250 shares of Common Stock becoming due. As such, it resulted in an increase of $45,000 to the shares payable balance in 2025. These shares were issued in April of 2025.

Marketing Agreement

In March of 2025, the Company executed a modification of the existing marketing agreement with Outside the Box Capital to revise the terms. This new agreement revised the dates of service to begin on March 6, 2025 through September 6, 2025. As a result, the base compensation is expected to be $100,000 which will be payable in two tranches, the first payment for $50,000 within 10 business days following the Company’s listing date as a publicly traded company (“Listing Date”) and the second and final payment for the remaining amount will be due three months from the Listing Date. The first payment of $50,000 was made in April of 2025, subsequent to the due date of March 20, 2025. Additionally, $200,000 worth of the Company’s Common Stock, priced at the Company’s IPO price of $4.00 per share became due within ten business days of the Listing Date. The Company issued the shares in April of 2025, subsequent to the due date of March 20, 2025. Lastly, 50,000 additional Common Stock shares will be issued as an earnout tranche if, within the terms of the agreement, the Company’s shares achieve a seven day moving average (calculated using daily VWAP) share price of $9 or higher. The shares would be due within 10 days following the achievement.

2024 Stock Issuances

On March 22, 2024, the Company sold 29,094 shares of BHHI common stock for total proceeds of $100,000 (as adjusted for the Reverse Stock Split).

On December 26, 2024, the Company sold 6,250 shares of common stock (as adjusted for the Reverse Stock Split) for total cash proceeds of $25,000. The shares of common stock were issued immediately after the consummation of our IPO, in accordance with the subscription agreement.

In March of 2025, the Company’s Board of Directors issued their unanimous consent to issue shares in connection with several transactions and the Company issued those shares. The Company authorized and issued 56 shares of Common Stock owed following the effecting of the Reverse Stock Split by the Company’s transfer agent in January of 2025.

Lastly, in March of 2025, the Company authorized and issued 82,096 shares of Common Stock due to the conversion of each share of series A convertible preferred stock to one share of Common Stock.

Shares Payable

In May of 2025, the Company issued 59,746 shares of Common Stock in connection with payment to several contractors for services totaling $164,630.

Notes Payable

During August and September of 2024, the Company raised $280,000 in short-term loans that are expected to be repaid within a year, although a maturity date is not specified. These loans have a 100% interest fee that is due at the date of repayment and an additional 100% fee in shares of the Company’s Common Stock issued at the current fair market value, which was $1.41 at the dates of the loans. In September of 2024, the Company issued 198,454 shares of Common Stock in full payment of the $280,000 amount that was payable in shares of the Company.

Artemis Stock Consideration and EVEMeta Stock Consideration

On November 13, 2024 (the “Artemis Effective Date”), Brag House entered into the MSA with Artemis, a technology company focused on B2B2C solution for engagement, streaming, and gaming, whereby Artemis agreed to develop, and the Company agreed to purchase, a proprietary machine learning solution for our platform, in exchange for the Artemis Stock Consideration. The Artemis Stock Consideration was issued to Artemis in December 2024, (as adjusted for the Reverse Stock Split), and is subject to a lock-up provision, with the shares of the Artemis Stock Consideration to be released in three (3) equal tranches of 312,500 shares each according to the terms outlined in the MSA and the respective SOWs attached thereto. In the event that Artemis seeks to sell the shares of the Artemis Stock Consideration on a given day when the then-applicable closing price of such shares is less than the Target Sale Price and Artemis actually sold such shares at a price below the Target Sale Price, the Company agreed to pay Artemis the difference between the Target Sale Price and the actual price per share it receives in respect of such sale up to an aggregate amount equal to $3,750,000, subject to certain other conditions, thus providing a guarantee of a minimum value. This guarantee is only in effect for a period of time and, in any event, if Artemis does not liquidate all of the Artemis Stock Consideration within 18 months of release of each corresponding lock-up, the minimum value guarantee will no longer be in effect. Subsequently, on May 12, 2025, the Company executed an amendment to the MSA with Artemis that eliminated this guarantee.

Additionally, on November 13, 2024 (the “EVEMeta Effective Date”), Brag House entered into the SaaS Agreement with EVEMeta, whereby EVEMeta agreed to license its solution to the Company, and the Company agreed to issue the EVEMeta Stock Consideration. The EVEMeta Stock Consideration was issued to EVEMeta in December 2024 (as adjusted for the Reverse Stock Split) and is subject to a lock-up provision, with the shares of EVEMeta Stock Consideration to be released in accordance with the terms outlined in the SaaS Agreement. In the event that EVEMeta seeks to sell the shares of the EVEMeta Stock Consideration on a given day when the then-applicable closing price of such shares is less than the Target Sale Price and EVEMeta actually sold such shares at a price below the Target Sale Price, the Company agreed to pay EVEMeta the difference between the Target Sale Price and the actual price per share it receives in respect of such sale up to an aggregate amount equal to $1,250,000, subject to certain other conditions, thus providing a guarantee of a minimum value. This guarantee is only in effect for a period of time and, in any event, if EVEMeta does not liquidate all of the EVEMeta Stock Consideration within 18 months of release of each corresponding lock-up, the minimum value guarantee will no longer be in effect. Subsequently, on May 12, 2025, the Company executed an amendment to the SaaS Agreement with EVEMeta that eliminated this guarantee.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits.

EXHIBIT	DESCRIPTION
3.1	Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.2	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on July 10, 2024).
3.3	Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.4	Second Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.5	Third Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 4, 2025).
3.6	Bylaws of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.4 of the Company’s Form S-1 (File No. 333-280282) filed with the SEC on June 18, 2024).
3.7	Second Amended and Restated Bylaws of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.7 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 11, 2025).
3.8	Certificate of Designation of Series B Preferred Stock of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
5.1*	Opinion of Lucosky Brookman LLP
10.1	Securities Purchase Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and twelve accredited investors (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.2	Placement Agenct Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and Revere Securities LLC (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.3	Registration Rights Agreement, dated July 24, 2025, by and between Brag House Holdings, Inc. and twelve accredited investors (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
10.4*	Amendment to Placement Agent Agreement, dated July 31, 2025, by and between Brag House Holdings, Inc. and Revere Securities LLC.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on July 10, 2024)
23.1*	Consent of Independent Registered Public Accounting Firm (Marcum LLP)
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g) That:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn, State of New York, on this 11th day of August, 2025

BRAG HOUSE HOLDINGS, INC.

Dated: August 11, 2025	By:	/s/ Lavell Juan Malloy, II
Lavell Juan Malloy, II
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Brag House Holdings, Inc., hereby severally constitute and appoint Lavell Juan Malloy, II and Chetan Jindal, and each of them singly (with full power to each of them to act alone), to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Lavell Juan Malloy, II	Chief Executive Officer and Director	August 11, 2025
Lavell Juan Malloy, II	(Principal Executive Officer)

/s/ Chetan Jindal	Chief Financial Officer (Principal	August 11, 2025
Chetan Jindal	Financial Officer and Principal Accounting Officer)

/s/ Daniel Leibovich	Director	August 11, 2025
Daniel Leibovich

/s/ Kevin Foster	Director	August 11, 2025
Kevin Foster

/s/ DeLu Jackson	Director	August 11, 2025
DeLu Jackson

/s/ Daniel Fidrya	Director	August 11, 2025
Daniel Fidrya